UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

NBT BANCORP INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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February 22, 2013

Dear Fellow Shareholder:

Our Special Shareholders’ Meeting, scheduled for March 5, 2013, is fast approaching and I am writing to remind you that it is important for you to vote on the matters described in the proxy materials that we mailed to you on or about February 5, 2013.

We strongly encourage you to vote your shares today. NBT Bancorp’s Board of Directors recommends that you vote “FOR” the proposal to adopt and approve the Agreement and Plan of Merger by and between NBT Bancorp Inc. and Alliance Financial Corporation, or Alliance, dated as of October 7, 2012, pursuant to which Alliance will merge with and into NBT Bancorp with NBT Bancorp surviving; and the proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting or any adjournment or postponement of that meeting, to adopt and approve the merger agreement.

You are encouraged to vote your shares by telephone or over the Internet by following the instructions on the enclosed proxy form. As an alternative, you can also vote by completing and returning the enclosed proxy form utilizing the enclosed postage-paid envelope. More detailed information about each of these proposals was included in the joint proxy statement/prospectus that we mailed to you on or about February 5, 2013, a copy of which can also be found online at www.nbtbancorp.com under the link to “Proxy Materials.”

If you have any questions or need assistance, please contact our proxy solicitor, AST Phoenix Advisors at (877) 478-5038 (toll-free).

Regardless of the number of shares you own, it is important that you cast your vote and make your voice heard on these important matters regarding our company. If you have already submitted your vote, please accept our thanks and disregard this letter. I thank you for your investment in NBT Bancorp Inc.

Sincerely,

Martin A. Dietrich

NBT Bancorp Inc., 52 South Broad Street, P.O. Box 351, Norwich, New York 13815 — Telephone 607-337-BANK (607-337-2265)